Exhibit 10.1
SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (“Agreement”), dated as of February 7, 2022, is entered into between Myriad Genetics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Jerry Lanchbury (“Employee” and, together with the Company, the “Parties” and each a “Party”).
WHEREAS, Employee is employed by the Company as its Chief Scientific Officer and possesses valuable experience and knowledge about the Company’s business and operations;
WHEREAS, Employee has resigned from his role as Chief Scientific Officer of the Company, effective as of January 14, 2022;
WHEREAS, the Parties desire to provide for a smooth transition of Employee’s job responsibilities and an orderly succession to a successor Chief Scientific Officer; and
WHEREAS, the Parties have agreed that Employee shall continue as a consultant for the Company immediately following January 14, 2022, and desire to enter into this Agreement to memorialize such consulting relationship and additional post-employment matters;
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. Employment Transition; Consulting Period.
(a) Transition. Employee shall resign from his role as Chief Scientific Officer of the Company, effective as of January 14, 2022 (the “Transition Date”).
(b) Consulting and Separation. On the Transition Date, Employee shall become a consultant for the Company until March 31, 2022 (“Separation Date”). During the period beginning as of the Transition Date and ending on the Separation Date (“Consulting Period”), Employee will render such consulting and advisory services (the “Consulting Services”) as requested by the Company, it being understood that the nature of the Consulting Services shall consist of providing advice and consultation in connection with the management of the business, the Company’s research and development programs, and such other matters as reasonably requested by the Company. The Parties hereby agree that Employee shall be available to provide such Consulting Services up to twenty (20) hours per month. Except as reasonably required for in-person meetings, Employee shall not report to work at the Company’s offices and, will provide his own workspace during the Consulting Period and be reasonably available by telephone and email.
(c) Reimbursements. During the Consulting Period, Employee shall be reimbursed for business expenses in accordance with the Company’s standard procedures. Without limiting the foregoing, Employee shall have sixty (60) days from the conclusion of the Consulting Period to submit all outstanding business expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented business expenses for reimbursement within this time period shall be considered a representation by Employee that he has been reimbursed for all business expenses.

Exhibit 10.1
(d) Benefits. Employee understands and acknowledges that, following the Transition Date, he shall be entitled to no benefits from the Company other than those expressly set forth in Section 2 (as applicable).
2. Payments and Benefits.
(a) Whether or not this Agreement becomes effective pursuant to its terms, the Company, through and including the Transition Date, will provide Employee with (i) all accrued and unpaid wages and any paid time off that has been accrued but unused in accordance with the Company’s policies, with Employee acknowledging and agreeing that Employee has no such accrued but unused paid time off as of the Transition Date; (ii) the amount of expenses properly incurred by Employee on behalf of the Company and not yet reimbursed; and (iii) the amounts accrued and credited to Employee’s account under the Company’s 401(k) savings plan in accordance with the terms and conditions of such plan. Except as set forth herein, including the amounts to be paid pursuant to the preceding sentence, Employee acknowledges that the Company owes no other wages, commissions, bonuses, vacation pay, sick pay or benefits to Employee as of the Transition Date.
(b) Provided that this Agreement becomes effective pursuant to its terms and Employee remains in compliance with this Agreement at all times, the following payments and benefits shall be made or provided by the Company:
(i) Employee shall be entitled to receive a lump sum payment of $782,276.93, less customary and required taxes and employment-related deductions, if he executes this Agreement and does not revoke his execution in accordance with Section 12(a), which lump sum shall be paid within thirty (30) days following the expiration of the seven-day revocation period described in Section 12(a);
(ii) Employee shall be entitled to receive a weekly consulting fee of $500 during the Consulting Period, commencing January 14, 2022, which fee shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period;
(iii) Subject to Employee timely and validly electing continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company shall pay or reimburse Employee for the COBRA premiums charged to continue Employee’s medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the Transition Date, until the earlier to occur of twelve (12) months following the Transition Date or the date Employee begins employment with another employer (and Employee shall promptly notify the Company in advance of such employment);
(iv) If and to the extent bonus-eligible employees of the Company generally receive bonus compensation for the fiscal year ending December 31, 2021, Employee shall be eligible to receive an annual bonus for fiscal year 2021 as if he were still employed with the Company, such bonus to be based on Employee’s performance in relation to his 2021 MBOs as determined by the Compensation and Human Capital Committee of the Board of Directors of the Company in good faith, with any such bonus amount to be paid contemporaneously with payment of 2021 bonuses to other bonus-eligible executives;

Exhibit 10.1
(v) Any equity awards granted to Employee and outstanding pursuant to the Company’s 2017 Employee, Director and Consultant Equity Plan, as amended (the “Plan”) immediately prior to the Transition Date shall vest on the Transition Date to the extent scheduled to vest on or before the date two (2) years following the Transition Date; for purposes of determining the portion of equity awards that vest under this Section 2(b)(v): (A) any annual vesting installments shall be deemed to vest in monthly installments over the applicable 2-year period (i.e., an equity award initially scheduled to vest in annual installments over a two-year period shall, for purposes of determining such acceleration, be considered to vest in twenty four (24) monthly installments over that same two-year period, and vesting shall include any fully-completed month within such 2-year period), and (B) any outstanding equity award with an unsatisfied performance-based condition shall remain outstanding and, if the applicable performance condition is satisfied during such two (2) year period, shall, to the extent so earned, vest to the extent scheduled to vest within such two-year period upon satisfaction of such performance-based condition; provided, that Employee authorizes the sale of a number of the underlying shares of the Company common stock which are issued to Employee, as necessary, to satisfy applicable withholding taxes for income tax purposes;
(vi) Any equity awards granted to Employee pursuant to the Plan and outstanding immediately prior to the Transition Date that were scheduled to vest on or before March 31, 2024 pursuant to the terms of such awards, and that do not vest pursuant to Section 2(b)(v), shall be eligible to vest on the following terms: (A) such equity awards that are not subject to an unsatisfied performance-based condition shall vest on the Transition Date, and (B) such equity awards that are subject to an unsatisfied performance-based condition shall remain outstanding and, if the applicable performance condition is satisfied by the applicable date, shall, to the extent so earned, vest upon the satisfaction of such performance-based condition; provided, that Employee authorizes the sale of a number of the underlying shares of the Company common stock which are issued to Employee, as necessary, to satisfy applicable withholding taxes for income tax purposes.
No such payments or benefits described in this Section 2(b) shall be paid or provided prior to the Effective Date (as defined in Section 12), and, in the event that the Effective Date occurs after the first payment is due under this Section 2(b), a catch-up payment shall be made at the time of the next regularly scheduled payment after the Effective Date.
(c) Provided Employee re-executes this Agreement on or following the Separation Date and does not revoke his execution in accordance with Section 12(b), and Employee remains at all times in compliance with this Agreement, Employee shall receive an additional payment of $45,401.67, which payment shall be payable in a single lump sum on or before the 60th day following the Separation Date.
(d) Employee agrees and acknowledges that the payments and benefits referred to in Section 2(b) and Section 2(c) are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company. Without limiting the foregoing, Employee acknowledges that, to the extent applicable, any outstanding Three-Year Cash Incentive Bonus Plan awards for all outstanding periods shall be forfeited in accordance with their terms.
3. Release.

Exhibit 10.1
(a) Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and each of its affiliates, subsidiaries and joint ventures, and all of their respective predecessors, successors and assigns, and all of their respective past and present owners, investors, shareholders, directors, officers, partners, members, employees, agents, attorneys and representatives (the “Company Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Employee or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Parties (collectively, the “Claims”): (i) arising from the beginning of time to the time Employee executes or re-executes, as applicable, this Agreement, including, but not limited to (A) any such Claims relating to or arising out of Employee’s employment with, or engagement by, the Company or any of the other Company Parties, (B) any such Claims arising under any foreign, federal, state or local labor, employment, or anti-discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Occupation Safety and Health Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Employment Relations and Collective Bargaining Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including but not limited to, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) relating to or arising out of Employee’s retirement and/or the termination of Employee’s employment with, or engagement by, the Company or any of the other Company Parties; or (iii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal between any Company Party and Employee, including the Employment Agreement entered into between the Company and Employee dated September 20, 2002 (the “Employment Agreement”). It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly acknowledges that this release is intended to include in its effect, without limitation, all Claims which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of Employee’s Claims (the “Release”).
(b) Notwithstanding the foregoing, the Parties recognize that nothing contained in this Section 3 shall in any way release or discharge: (i) Employee’s right to bring any Claim that cannot be waived under applicable law; (ii) Employee’s right to enforce, or bring any Claim for breach of, this Agreement; (iii) Employee’s rights or obligations with respect to

Exhibit 10.1
any vested benefits to which Employee may be entitled under any retirement plan of the Company or its affiliates; (iv) Employee’s rights or obligations under the Company’s bylaws, charter, other corporate or organizational documents, or that certain Indemnification Agreement between Myriad Genetics, Inc. and Jerry Lanchbury dated June 16, 2009, which agreement is incorporated herein by reference.
4. Confidentiality. Employee agrees that on or promptly following the earlier of the Separation Date or the date directed in writing by the Company, he will return all Company property, both physical and electronic, including Company equipment, in Employee’s possession, and that, subject to Section 5, during the Consulting Period and thereafter, he will not use or disclose to any person, agency, company, business, organization or entity, unless authorized by the Company, any confidential or proprietary information concerning the Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, business plans, financial information, salary information of other Company employees and the like. Employee understands that confidential information may be submitted to Employee by other persons or businesses and agrees to treat that confidential information with the same degree of care afforded to confidential information proprietary to the Company. Furthermore, Employee agrees that, subject to Section 5, during the Consulting Period and thereafter, he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company Party. Employee acknowledges that any breach of this provision shall relieve Company of any payment obligations under this Agreement and Company would be entitled to the return of any payments already made to Employee, in addition to any other legal remedy that may apply.
5. Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Employee has with the Company shall prohibit or restrict Employee from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section 5, Employee shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

Exhibit 10.1
6. Non-Disparagement. Employee agrees that he shall not disparage the Company or its officers, directors, employees, products or services. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Employee from making permitted disclosures pursuant to Section 5. The current members of the Company’s Board of Directors and the Company’s current executive officers shall not publicly disparage Employee. The Company will provide only neutral reference information (date of hire and position) to inquiries that are directed to the Company’s Human Resources Department.
7. Cooperation. After the end of the Consulting Period, Employee shall reasonably cooperate with the Company upon reasonable request of the Company and be reasonably available to the Company with respect to matters arising out of Employee’s services to the Company. Employee further agrees that he will reasonably cooperate with the Company with respect to potential, threatened or actual litigation or similar proceeding involving the Company, including but not limited to cooperation relating to any such litigation or similar proceeding or other legal matter in which Employee has been, is or may become involved or with respect to which Employee has knowledge by virtue of his employment with, or services to, the Company, and further including but not limited to any existing or future litigation or similar proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems Employee’s cooperation necessary or advisable (all aforementioned proceedings and matters collectively referred to as “Litigation Matters”). Employee shall be eligible for reimbursement by the Company of reasonable costs and expenses incurred by Employee in connection with complying with his obligations under this Section 7.
8. Non-Competition Agreement.
(a) Solely for purposes of this Section 8, the following terms shall have the meanings set forth below:
(i) “Competitive Capacity” means performing the same or similar duties as those performed by Employee on behalf of the Company at any time during the twelve (12) month period immediately preceding the Separation Date.
(ii) “Competitive Products” means any product or service available from third parties that are the same or substantially similar to the products or services offered or under development by the Company at any time during the twenty-four (24) months prior to the Transition Date or during the Consulting Period in the Territory.
(iii) “Competitor” means any person or entity (including Employee or an entity that Employee becomes affiliated with or renders services to) that offers Competitive Products within the Territory.
(iv) “Customer” includes all customers of the Company and all actively sought prospective customers of the Company, with whom Employee had material contact with or about whom Employee obtained Confidential Information, in the performance of Employee’s duties at any time during the eighteen (18) month period immediately preceding the Separation Date.
(v) “Territory” means the United States of America, or anywhere in the world where the Company does business.

Exhibit 10.1
(vi) “Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, employee, salesperson, independent contractor, agent, or consultant for any other individual or entity.
(b) During the Consulting Period and for twelve (12) months thereafter, Employee shall not, either for Employee’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:
(i) have an ownership or financial interest in a Competitor;
(ii) advise or consult with a Competitor concerning any Competitive Product in the Territory;
(iii) be employed by, or provide services to, a Competitor in the Territory;
(iv) engage in the development, production, sale or distribution of Competitive Products in the Territory; or
(v) market, sell, or otherwise offer or provide Competitive Products in the Territory.
9. Non-Solicitation Agreement.
(a) Solely for purposes of this Section 9, the following terms shall have the meanings set forth below:
(i) “Customer” means those entities or individuals (a) who were customers or prospective customers whom the Company was actively seeking to cultivate and (b) with whom Employee had personal contact during the final twenty-four (24) months of his employment with the Company.
(ii) “Recruit and solicit” shall include, but “recruit and solicit” are not limited to, providing names of employees of the Company, information about employees of the Company, providing the Company’s proprietary information to another individual, or entity, and allowing the use of Employee’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of Company’s Customers.
(b) During the Consulting Period and for twelve (12) months thereafter, Employee shall not:
(i) on Employee’s own behalf or on behalf of any other entity, directly or indirectly solicit any Customer in relation to business currently being provided by the Company or directly or indirectly solicit any business of any Customer in regard to any activities in competition with activities of the Company of which Employee acquired knowledge during his employment with the Company; and
(ii) directly or indirectly recruit or solicit any employees (including consultants and independent contractors) of the Company to work for Employee or any other person or company.

Exhibit 10.1
This Section 9 supersedes and replaces the non-solicitation restrictions set forth in Section 7 of Employee’s Employment Agreement executed September 20, 2002.
10. Acknowledgements; Enforcement.
(a) Employee acknowledges that the restrictions contained in Sections 9 and 10, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(b) The invalidity or unenforceability of any provision or provisions of Sections 9 and 10 shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. If any provision of Section 9 or Section 10 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of Sections 9 and 10 and shall correspondingly modify the Company’s obligations under Section 1 and Section 2.
(c) Employee may, but shall not be required to, disclose potential business activities or opportunities to the Company for the purpose of seeking assurance that the Company would not consider the pursuit of such activities or opportunities to be in violation of this Agreement. Disclosures under this subpart should be made in writing to the Senior Vice President, Legal Affairs at 320 Wakara Way, Salt Lake City, Utah 84108 and by email to justin.hunter@myriad.com. The Company shall use reasonable efforts to respond to such disclosure within 15 business days.
11. Attorney Consultation; Voluntary Agreement. Employee acknowledges that (a) the Company has advised Employee to consult with an attorney of Employee’s own choosing before signing this Agreement, (b) Employee has been given the opportunity to seek, and has in fact sought, the advice of counsel, (c) Employee has carefully read and fully understand all of the provisions of this Agreement, (d) the releases provided herein specifically apply to any rights or claims Employee may have against the Company Parties pursuant to the ADEA, (e) Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration, including Employee’s continued services to the Company during the Consulting Period and the payments and benefits set forth in Section 2(b) and Section 2(c) of this Agreement, (f) Employee has the full power, capacity and authority to enter into this Agreement, and (g) Employee has no physical or mental impairment of any kind and is not acting under the influence of any mind-altering chemical or medication of any type that has interfered with Employee’s ability to read and understand the meaning of this Agreement.
12. Period of Review.
(a) Employee acknowledges that Employee has been given at least twenty-one (21) calendar days to consider the terms of this Agreement. Employee understands and

Exhibit 10.1
agrees that Employee may accept this Agreement by signing and returning it within the applicable time frame to the Vice President, Corporate Legal Affairs at 320 Wakara Way, Salt Lake City, Utah 84108. Employee further acknowledges that Employee will have seven (7) calendar days following Employee’s execution of this Agreement within which to revoke the terms of this Agreement. If Employee chooses to revoke the Agreement, the revocation must be in writing and delivered to the Vice President, Corporate Legal Affairs, at the address above no later than seven (7) calendar days after Employee has signed this Agreement. In the event of such revocation by Employee, this Agreement shall be null and void in its entirety and Employee will not receive the payments and benefits described in Section 2(b) of this Agreement, nor shall the Company have any obligation to continue Employee’s engagement for the duration of the Consulting Period. Provided that Employee does not revoke this Agreement, the Agreement shall become effective on the eighth (8th) calendar day following the date of Employee’s execution of this Agreement (the “Effective Date”).
(b) Notwithstanding anything in this Agreement to the contrary, Employee must re-execute this Agreement on or within twenty-one (21) days following the Separation Date in order for Employee to be entitled to the payments and benefits in Section 2(c). Employee acknowledges and agrees that Employee will have had at least twenty-one (21) days to consider the terms of this Agreement, including the release in Section 3, before re-executing this Agreement at such time. Employee will again have the right to revoke Employee’s re-execution for a period of seven (7) days following Employee’s re-execution of this Agreement. Employee’s re-execution of this Agreement will not become effective until the eighth (8th) day after the date Employee has re-executed it, which will be the “Second Effective Date” of this Agreement. If Employee does not re-execute this Agreement on or within twenty-one (21) days following the Separation Date, or Employee revokes his re-execution, the Company shall have no obligation to provide Employee with the payments and benefits set forth in Section 2(c). Employee’s failure to re-execute this Agreement on or within twenty-one (21) days following the Separation Date in no way affects Employee’s prior release of claims under this Agreement. By Employee’s re-execution of this Agreement, the release set forth in Section 3 shall be deemed to cover any Claims which Employee, or Employee’s heirs, executors, administrators or assigns, had, may have had, or thereafter may have against the Company Parties by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date on which Employee re-executes this Agreement.
(c) Employee acknowledges and agrees that any changes to this Agreement made after the date hereof, whether material or immaterial, shall not restart the 21-day consideration period for either Employee’s initial execution or Employee’s re-execution of this Agreement.
13. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein, and further represents that Employee does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
14. No Admission. This Agreement constitutes a mutually acceptable vehicle for effecting Employee’s departure from the Company and shall not be used or treated or deemed to be an admission of liability or responsibility on the part of any person or entity.

Exhibit 10.1
15. Certain Tax Considerations.
(a) All amounts referenced herein shall be subject to applicable tax withholding. The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
(b) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation under Section 409A, and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, Employee’s date of death). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
16. Miscellaneous.
(a) EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT. EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 2.
(b) The Parties shall each bear their own costs and fees incurred in connection with this Agreement.

Exhibit 10.1
(c) In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision.
(d) This Agreement, together with any employment, confidentiality, proprietary rights, and other agreements referenced herein between Employee and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof, and, effective as of the Effective Date, supersede all prior negotiations and agreements, whether written or oral.
(e) This Agreement may not be altered or amended except by a written document signed by Employee and an authorized representative of the Company.
(f) This Agreement shall be governed by the laws of the State of Utah without reference to its principles of conflicts of laws. Employee and the Company each submits to the exclusive jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or relating to this Agreement, and each Party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Employee and the Company each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Employee and the Company each agrees, unless prohibited by law, that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the Party bringing the action or proceeding shall pay the other Party’s legal fees and costs.
(g) Should an action be brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in prosecuting the action.
(h) This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) set forth below.

Myriad Genetics, Inc.
By: __/s/ Jayne Hart_______________
Name: Jayne Hart
Title: Chief People Officer
Dated: February 7, 2022

Exhibit 10.1
Jerry Lanchbury
___/s/ Jerry Lanchbury_____________
Dated: February 7, 2022

Re-Executed
___________________________
Jerry Lanchbury
Dated: